
NETWORK IMAGING CORPORATION
PRO FORMA CONDENSED BALANCE SHEET
DECEMBER 31, 1997
(Unaudited & In Thousands)

                                                            (A)         (B)          (C)           (D)         (E)
                                                                                                   Q4                    Pro Forma
                                                                      Line of                  Preliminary                 as of
                                            NIC US        Dorotech     Credit      Series L     Estimated    Series A     December
                                           September        Sale     Conversion    Issuance      Results    Amendment     31, 1997
                                          ------------   ----------  -----------   ---------   -----------  ----------  ------------
                 Assets
  Current assets                            $  12,443    $   7,700    $            $   2,900    $  (2,097)   $            $  20,946
  Intangible assets
   (excluding goodwill)                         2,372                                                  24                     2,396
  Goodwill                                        540                                                 (41)                      499
  Other long-term assets                        9,953       (6,420)                                  (213)                    3,320
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
   Total assets                             $  25,308    $   1,280    $       0    $   2,900    $  (2,327)   $       0    $  27,161


              Liabilities
  Current liabilities                       $   9,271    $     400    $            $            $    (280)   $  (1,338)   $   8,053
  Long-term liabilities                         7,102                    (4,000)                      (47)                    3,055
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
   Total liabilities                           16,373          400       (4,000)           0         (327)      (1,338)      11,108

  Redeemable Series F
   Preferred Stock                              6,357                                                                         6,357

Stockholders' equity:
  Preferred stock                                --                                                                             --
  Common Stock                                      3                                                                             3
  Additional paid-in-capital                  124,808                     4,000        2,900                     1,338      133,046
  Accumulated deficit                        (113,933)                                                                     (113,933)
  Current Year Loss                            (8,300)         880                                 (2,000)                   (9,420)
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
   Total stockholders' equity                   2,578          880        4,000        2,900       (2,000)       1,338        9,696
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
  Total liabilities and
   stockholders' equity                     $  25,308    $   1,280    $       0    $   2,900    $  (2,327)   $       0    $  27,161
                                            =========    =========    =========    =========    =========    =========    =========

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                           Network Imaging Corporation
              Notes to Unaudited Pro Forma Condensed Balance Sheet


The unaudited pro forma condensed balance sheet for Network Imaging Corporation ("the Company") presents the financial position for the Company after giving effect to the sale of the Company's Dorotech subsidiary, issuance of preferred stock, conversion of a line of credit to preferred stock, Series A Preferred Stock amendment and preliminary estimated loss for the forth quarter fiscal
1997. The financial position for the Company at December 31, 1997 is unaudited and includes a preliminary estimate of retained earnings at December 31, 1997. The NASDAQ informed the Company that in order to prevent delisting, the Company would need to file by December 31, 1997, a pro forma balance sheet with the Securities and Exchange Commission demonstrating a minimum of $6,000,000 in net tangible assets. There can be no assurance that the Company's audited consolidated balance sheet as of December 31, 1997, and in particular its retained earnings following an audit of the Company's consolidated statement of operations, will not be materially different from the information presented in the pro forma balance sheet.

(A) The Company entered into an agreement during December 1997 for the sale of the Company's Dorotech subsidiary. The pro forma entry includes estimates of selling costs and the sale is expected to result in a gain of approximately $880,000.

(B) The Company and Fred Kassner, the holder of a $5,000,000 line of credit, agreed to convert $4,000,000 of the Company's $5,000,000 line of credit into a Series M Preferred Stock. The remaining $1,000,000 on the line of credit is due April 1, 1999.

(C) During December 1997, the Company issued 3,250 shares of Series L Preferred Stock for which it received net proceeds of $2,900,000.

(D) The estimated preliminary results for Q4 represents the change in balance sheet accounts which resulted from an expected $2,000,000 loss.

(E) The Series A Preferred Stock amendment resulted in the reversal of all unpaid dividends previously accrued through September 30, totaling $1,338,000.